Exhibit 99.1

Applied Imaging Corp. Receives Nasdaq Notice Due to Late 10-K Filing

SAN JOSE, Calif., April 26 — Applied Imaging Corp. (Nasdaq SC: AICX) announced today that the Nasdaq Listing Qualifications Panel has notified the Company that, in rendering a determination regarding the Company’s continued listing on the Nasdaq SmallCap Market, it is will consider the Company’s delinquency in the filing of its annual report on Form 10-K for the fiscal year ended December 31, 2004 with the Securities and Exchange Commission.

On March 1, 2005, the Company completed and filed with the SEC its Form 10-Q for the quarter ended September 30, 2004, and the restatement of its December 31, 2003 and 2002 annual financial results and March 31, 2004 and June 30, 2004 quarterly financial results. Since then, the Company has been working on completing its financial close and its Form 10-K for the fiscal year ended December 31, 2004. On April 18, 2005, the Company released its financial results for the year ended December 31, 2004 and expects to file its Form 10-K for the fiscal year ended December 31, 2004 during the week of April 25, 2005.

The Company today made a written submission to the Nasdaq Listing Qualifications Panel with respect to the delinquency of its 2004 Form 10-K in support of its continued listing on the Nasdaq SmallCap Market.

About Applied Imaging

Applied Imaging Corp., based in San Jose, California, is the leading supplier of automated imaging systems utilized in genetics and pathology laboratories for the analysis of chromosomes in cancer and prenatal disorders. The Company markets a wide range of imaging systems for fluorescence and brightfield microscopy applications. Applied Imaging has installed over 3,500 systems in over 1,000 laboratories in more than 60 countries. The Company is developing a non-magnetic cell separation technology for isolating and analyzing circulating tumor cells from the blood of cancer patients. More information about Applied Imaging can be found at http://www.aicorp.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, regarding among other matters, the timing of the Company’s filing of its 2004 Form 10-K, and the ability of the Company to maintain its listing on the Nasdaq SmallCap Market. Forward looking statements address matters that are subject to a number of risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of a number of factors, including those factors set forth in “Additional Factors that Might Affect Future Results,” commencing on page 10 of Applied Imaging’s Form 10-K/A filed with the Securities and Exchange Commission on March 1, 2005. Applied Imaging undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof.